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                                                                     EXHIBIT 5.1

                   [LETTERHEAD OF FULBRIGHT & JAWORSKI L.L.P.]


August 8, 2001



Stewart Information Services Corporation
1980 Post Oak Boulevard
Houston, TX 77056



Ladies and Gentlemen:


         We have acted as counsel to Stewart Information Services Corporation, a Delaware corporation (the "Company"), in connection with the proposed offering by the Company of up to 2,875,000 shares of common stock, par value $1.00 per share, of the Company (the "Shares"). We refer to registration statement on Form S-3 (Registration No. 333-58022) filed with the Securities and Exchange Commission (the "Commission") by the Company on March 30, 2001, as amended by Amendment No. 1 filed on May 30, 2000 and Amendment No. 2 filed on June 21, 2001 and as supplemented by the Prospectus Supplement dated August 8, 2001 (as so amended and supplemented, the "Registration Statement").

         As counsel to the Company, we have examined such corporate records, documents and questions of law as we have deemed necessary or appropriate for the purposes of this opinion. In such examinations, we have assumed the genuineness of signatures and the conformity to the originals of the documents supplied to us as copies. As to various questions of fact material to this opinion, we have relied upon statements and certificates of officers and representatives of the Company. Without limiting the foregoing, we have examined the Underwriting Agreement, dated August 8, 2001, between the Company and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and each of the other Underwriters named in Schedule A thereto (the "Underwriting Agreement").

         Based upon the foregoing, and having regard for such legal considerations as we deem relevant, we are of the opinion that the Shares have been duly authorized by the Company for issuance, and the Company has full corporate power and authority to issue, sell and deliver the Shares and, when issued and delivered to and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

         The opinions expressed herein are limited exclusively to the federal laws of the United States of America, the laws of the State of Texas, the General Corporation Law of the State of Delaware and the applicable provisions of the Delaware constitution and reported decisions concerning such laws and we are expressing no opinion as to the effect of the laws of any other jurisdiction.




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         We hereby consent to the filing of this opinion as an Exhibit to the
Registration Statement and to the statements made with respect to us under the caption "Legal Matters" in the Prospectus and Prospectus Supplement included as a part of the Registration Statement.




                                     Very truly yours,

                                     /s/ FULBRIGHT & JAWORSKI L.L.P.

                                     Fulbright & Jaworski L.L.P.